UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 29, 2016

GP Strategies Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-7234	52-0845774
(Commission File Number)	(IRS Employer Identification No.)

70 Corporate Center 11000 Broken Land Parkway, Suite 200, Columbia, MD	21044
(Address of Principal Executive Offices)	(Zip Code)

(443) 367-9600
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 29, 2016 the Board of Directors of GP Strategies Corporation, a Delaware corporation (“the Company”) approved a Short-Term Incentive Program (the “STIP”) based on the recommendation of the Compensation Committee of the Board of Directors. The STIP provides for the payment of cash bonuses to eligible employees of the Company and its subsidiaries, including Named Executive Officers Sharon Esposito-Mayer, Karl Baer, and Donald Duquette. Scott Greenberg and Douglas Sharp, the Company’s Chief Executive Officer and President, respectively, are not eligible to participate in the STIP as their cash bonuses are determined under their individual employment agreements. The STIP replaces the Company’s previous cash bonus plan and participating employees’ cash bonuses for fiscal year 2016 will be determined under the STIP.

The Company believes that the STIP provides greater incentives than the previous cash bonus plan for group and business unit leaders to drive achievement of Company level objectives (for example, cross-selling between business units) over those efforts that may more directly affect group and business unit objectives by linking a larger percentage of each employee’s bonus opportunity to the achievement of Company level objectives. Adoption of the STIP is also part of the Company’s plan to move to a compensation structure that places more emphasis on performance-based incentives than salary in rewarding performance.

The STIP divides eligible employees into categories based on their levels of responsibility and also establishes a general pool for paying cash bonuses to all other eligible employees of the Company. For each category of participants (other than those in the general pool), the STIP establishes the amount of cash bonus opportunity, types of performance objectives, and allocation of bonus among those types of performance objectives. The specific performance objectives to be used and the thresholds for earning part or all of the bonus opportunity allocated to each of those objectives are established each year in accordance with the terms of the plan applicable for the category. The STIP also provides for bonus payments to be made to participants in addition to the bonus opportunity applicable for each category if the Company’s performance exceeds an aggressive goal established annually, but the total amount paid to any employee under the STIP may not exceed 100% of the employee’s annual base salary. In addition to giving more weight to company performance objectives than the previous cash bonus plan, the STIP provides for the establishment of minimum thresholds for group or business unit performance that must be achieved for an employee in a group or business unit to earn the part of the bonus attributable to Company performance objectives in order to assure an acceptable minimum level of group and business unit performance.

Employees in the executive category (which includes the participating Named Executive Officers) have a cash bonus opportunity of 50% of annual base salary which is earned based on achievement against a mix of Company, group, and individual objectives. 70% of the cash bonus opportunity is allocated to achievement of Company performance objectives, 20% is allocated to achievement of group performance objectives, and 10% is allocated to achievement of individual performance objectives. The Company and group performance objectives are each further divided into an income before tax growth objective and a revenue growth objective.

The bonus opportunities in the other categories of the STIP range from 10%-30% depending on the level of responsibility of participants in the category.

There is also a general pool to fund discretionary cash bonuses to eligible employees not assigned to one of the other categories. The method for determining the amount of the general pool available for such discretionary cash bonuses is to be established annually.

The Bonus Plan may change at any time at the discretion of the Compensation Committee of the Board of Directors. Bonus payments under the Plan require the authorization and approval by the Compensation Committee of the Board of Directors. The foregoing is only a brief summary of the Bonus Plan and is qualified by the terms and conditions of the Bonus Plan in its entirety, which the Company expects to include as an exhibit with its quarterly report on Form 10-Q to be filed in respect of the quarter ended March 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GP STRATEGIES CORPORATION

Date: April 4, 2016	/s/ Kenneth L. Crawford
Kenneth L. Crawford
Senior Vice President, General Counsel & Secretary

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